Exhibit 5.1

June 2, 2017

Adverum Biotechnologies, Inc.

1035 O’Brien Drive

Menlo Park, CA 94025

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Adverum Biotechnologies, Inc., a Delaware corporation (the “Corporation”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering an aggregate of (i) 1,672,200 shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Corporation’s 2014 Equity Incentive Plan (the “2014 Plan”), (ii) 418,050 shares of Common Stock issuable under the Corporation’s 2014 Employee Stock Purchase Plan (the “ESPP” and, together with the 2014 Plan, the “Plans”), (iii) 100,000 shares of Common Stock issuable pursuant to a restricted stock unit award agreement between the Corporation and Leone Patterson, which was entered into on June 15, 2016 in connection with the commencement of Ms. Patterson’s employment with the Corporation (the “RSU Inducement Award Agreement”), and (iv) 200,000 shares of Common Stock issuable pursuant to a nonqualified stock option agreement between the Corporation and Ms. Patterson, which was entered into on June 15, 2016 in connection with the commencement of Ms. Patterson’s employment with the Corporation (the “Option Inducement Award Agreement” and, together with the RSU Inducement Award Agreement, the “Inducement Award Agreements”). The shares being registered pursuant to the Registration Statement are collectively referred to herein as the “Shares”. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Corporation and others as to factual matters without independently verifying such factual matters. Based on the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, exclusions and other limitations contained herein, we are of the opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plans or the Inducement Award Agreements, as applicable, assuming (i) with respect to those Shares issuable under the Plans, that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of applicable law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), (ii) with respect to those Shares issuable pursuant to the Inducement Award Agreements, that the awards granted pursuant to each Inducement Award Agreement are exercised or settled, as applicable, in accordance with the requirements of applicable law and such Inducement Award Agreement, and (iii) subject to the Corporation complying with all other terms of the Plans or such Inducement Award Agreement, as applicable, the Shares will have been duly authorized by all necessary corporate action of the Corporation and will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Corporation will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

The law covered by the opinion expressed above is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction, any other law of the State of Delaware, and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressed stated herein. We assume no obligation to revise or supplement this opinion letter, or to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion letter is solely for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP